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                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement

[_] Definitive Proxy Statement

[X] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                          WESTERN DIGITAL CORPORATION
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                (Name of Registrant as Specified in its Charter)

                          WESTERN DIGITAL CORPORATION
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                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (check the appropriate box):

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[_] $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3).

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

        ________________________________________________________________________

    (2) Aggregate number of securities to which transaction applies:

        ________________________________________________________________________

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*

        ________________________________________________________________________

    (4) Proposed maximum aggregate value of transaction:

        ________________________________________________________________________
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*Set forth the amount on which the filing fee is calculated and state how it was determined.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid
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Notes:


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[LETTERHEAD OF WESTERN DIGITAL]

VIA FACSIMILE (404) 936-5593

October 26, 1994


Mr. Jim Swain
General Counsel
Investors Fiduciary Services, Inc.
3300 Northeast Expressway, Suite 8-B
Atlanta, GA 30341

Dear Mr. Swain:

     Mr. Erickson has indicated that you would like me to verify that the attached statement relating to certain policies and practices of the Compensation Committee of the Board of Directors of Western Digital Corporation reflects the views of the Committee. This letter serves to do that.

     Additionally, I would like to confirm that the proposal relating to extension of the Stock Option Plan for Non-employee Directors is only that. The plan expires in May 1995, and we are proposing that it be extended. We are not requesting any shares in addition to those already authorized.

     We appreciate your interest and courtesy in dealing with this matter and look forward to discussing with you any other questions that may arise should that be your desire. I am sending you by regular mail the original signed document.

Very truly yours,



Irwin Federman

Attachment

cc: Robert L. Erickson

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     The following sets out certain policies and practices of the Compensation
Committee of Western Digital Corporation with respect to the vesting of employee stock options:

1. All options currently are granted with four-year vesting provisions, i.e. 25% at the end of the first year and 6-1/4% quarterly thereafter. In 1989, we changed from five-year vesting to four-year vesting. Optionees have ten years in which to exercise options unless they terminate employment for any reason prior to that time. Our practice is that options must be exercised within three months of termination, and we expect to continue that as our general practice irrespective of changes in wording of the plan that we have requested in this year's proxy statement.

2. On only two occasions in the last ten years we extended option exercise periods to six months. Once was at the time Mr. Baia, one of the Company's founders, retired in 1988. The other was on the resignation of Mr. Johnson, the Company's Chairman and Chief Executive Officer, in mid-1993. We considered both as extraordinary situations and circumstances.

3. There is presently one other situation in which we believe it would be desirable to extend an option exercise period for two years. We have selected two years as the appropriate time because it corresponds with the approximate timing of cycles in our industry. As previously, we believe the situation falls into the extraordinary category. As the Company grows, there may be situations that arise in the future when such extensions will be desirable -- again under circumstances that we consider extraordinary. We have no intention of permitting such extensions on other than an extraordinary basis and then not in excess of a two-year period.

4. There have been a number of occasions in the last ten years when terminated employees have remained on the payroll for some period of time, generally for up to six months after agreeing to leave employment. Seeing as employee stock options continue to vest until employees go off the payroll, the effect of keeping them on the payroll is to extend both vesting and exercise periods. Although we expect this practice will probably continue, there may be occasions when it is advantageous to get a terminated employee immediately off the payroll but still extend his/her option exercise period. Once again, we believe these would be unusual situations and would require specific concurrence of the Compensation Committee of the Board.

          This would achieve savings in benefit costs, compensation costs and risk avoidance.

5. The primary purposes of our employee stock option plan are to attract, retain and motivate employees. Granting options to employees who are in the process of termination is not

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    consistent with those purposes. We have no intention of granting options on a basis that will subvert those purposes and have not done so in the past.

6. At this time, we do not know what will occur with respect to the FASB proposals to change accounting for stock option grants. It is possible that those proposals, if adopted, will necessitate changes in the way that option programs are administered. The basic purposes of Western Digital's stock option program will not change, however, and we believe that our rather strict view of administration will remain as the basis for what we do.

7. Our industry is highly competitive in addition to being high tech. We find it necessary to live by competitive rules in our compensation and benefit practices as well as in our R&D, sales and marketing activities. More importantly, however, we recognize that ultimately we must adhere to responsible compensation and benefit practices even in the face of sometimes contrary competitive practices. We believe we have achieved an appropriate balance between these sometimes conflicting factors in the administration of our option program.